Exhibit 10.6

September 27, 2012

Steven H. Black

c/o Universal American Corp.

44 South Broadway

White Plains, NY 10601

Dear Steve:

This letter agreement (the “Agreement”) will confirm the terms of your employment with Universal American Corp. (the “Company”) and/or its subsidiaries. Such terms and conditions are as follows:

1. Position and Responsibilities.  You will serve in the position of Chief Administrative Officer. You will report to Richard Barasch, and assume and discharge such responsibilities as are commensurate with such position as your manager may direct, including responsibility for the Company’s operations and information technology functions.  During your employment with the Company, you shall devote your full-time attention to your duties and responsibilities and shall perform them faithfully, diligently, and completely.  In addition, you shall comply with and be bound by the operating policies, procedures, and practices of the Company including, without limitation, the Company’s Code of Conduct and Business Ethics, that are in effect during your employment.

2. Compensation.

a)                         In consideration of your services, your annual base salary will be $387,500 (“Base Salary”), payable in accordance with the Company’s prevailing payroll practices.

b)                         You will be eligible to receive a target cash bonus of 65% of your Base Salary, the amount of which shall be determined at the Company’s sole discretion.  Annual target bonus payouts are based on both individual and Company performance, and will be paid in accordance with the Company’s bonus plan and you must be an employee of the Company on the date bonuses are paid in order to receive any bonus. For the current calendar year, your bonus will be pro-rated based on actual time served with the Company, the amount of which is to be determined at the Company’s sole discretion.

3. Other Benefits.  You will be entitled to receive the standard employee benefits made available by the Company to its employees to the full extent of your eligibility.  You shall be entitled to twenty paid vacation days per year consistent with the Company’s vacation policy.  During your employment, you shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, or similar benefit plan of the Company that is available to its employees generally.  Participation in any such plan shall be consistent with your rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan.  You have 30 days from your date of hire to complete your Benefits enrollment forms and forward them to the appropriate location indicated with your new hire packet. Benefits eligibility begins on the first day of the month following 30 days of service with the Company. The Company shall reimburse you for all reasonable expenses actually incurred or paid by you in the performance of your services on behalf of the

Company, upon prior authorization and approval in accordance with the Company’s expense reimbursement policy in effect at any given time.

4. Sign-on Equity Compensation.  Subject to the approval of the Compensation Committee or the Board of Directors, and under the terms and conditions of the Universal American 2011 Omnibus Equity Award Plan (the “Equity Plan”), including the vesting provisions contained therein, you will be granted on the later of your first day of employment or the date such grant is approved by the Compensation Committee or the Board of Directors, (i) 7,500 shares of restricted stock “Restricted Stock”) and (ii) an option (the “Option”) to purchase 25,000 shares of Universal American common stock with an exercise price equal to the closing price on the date of grant. The Restricted Stock and Option shall vest and cease to be subject to forfeiture, subject to your continued employment on the applicable dates, as follows:  25% of the grant on each of the first, second, third and fourth anniversaries of the date of grant (full vesting occurring on the fourth anniversary of the date of grant). The term of the Option will expire on the fifth anniversary of the date of grant.

With respect to future equity awards, you will be eligible for equity grants under the Equity Plan in the ordinary course.  Notwithstanding the foregoing, any future equity award, including the amount and type of award, shall be subject to Board or Compensation Committee approval in its sole discretion and subject to your continued employment through the date of grant and performance.

5. Start date, Work Location.  It is anticipated that your first day of employment with the Company will be October 22, 2012.  Your principal place of employment shall be the Company’s offices in Rye Brook/White Plains, NY. You acknowledge that you shall be required to travel in connection with the performance of your duties.

6. Conflicting Employment.  You agree that, during your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

7. At-Will Employment.  You acknowledge that your employment with the Company is for an unspecified duration that constitutes at-will employment, and that either you or the Company can terminate this relationship at any time, for any lawful reason, with or without cause and with or without notice.

8. Termination.    Notwithstanding any other provision of this Agreement, in the event of your termination:

(a)                                 By the Company for Cause or Resignation by you without Good Reason.

(i)                                     Your employment may be terminated by the Company for Cause (as defined in Section 8(a)(ii)) or you by resignation without Good Reason (as defined in Section 8(c)).

(ii)                                  For purposes of this Agreement, “Cause” shall mean (A) your willful and continued failure to substantially perform the duties of your position or breach of material terms of this Agreement, after written notice (specifying the details of such alleged failure) and a reasonable opportunity to cure; (B) any willful act or omission which is demonstrably and materially injurious to the Company or any of its subsidiaries or affiliates; or (C) conviction or plea of nolo contendere or no contest to a felony or other crime of moral turpitude (or having adjudication withheld).

(iii)                               If your employment is terminated by the Company for Cause, or if you resign without Good Reason, you will be entitled to receive (A) any accrued but unpaid Base Salary through the date of such termination, (B) the opportunity to exercise vested stock options for 90 days following the date of such termination and (C) any accrued but unpaid compensation and employee benefits, if any, as to which you may be entitled under the employee compensation and benefit plans of the Company.  Following such termination of your employment by the Company for Cause or your resignation without Good Reason, except as set forth in this Section, you shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, all of your unvested Restricted Shares and unvested Options and any other unvested equity or equity-based awards (unless the applicable award agreement provides otherwise) shall be forfeited upon any termination of employment, whether pursuant to Section 8(a), 8(b) or 8(c) hereof.

(b)                                 Disability or Death.

(i)                                     Your employment will terminate (A) upon your death and (B) if you become physically or mentally incapacitated for a period of indefinite duration and are therefore unable for a period of six (6) consecutive months or for an aggregate of eight (8) months in any twelve (12) consecutive month period to perform your duties (such incapacity is hereinafter referred to as “Disability”). Any question as to the existence of your Disability to which you and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to you and the Company. If you and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing.

(ii)                                  Upon termination of your employment hereunder for death or Disability, you or your estate (as the case may be) shall be entitled to receive (A) any accrued but unpaid Base Salary through the end of the month in which such termination occurs, (B) a pro rata portion of any Bonus that you would have been entitled to receive pursuant to Section 2(b) above in such year based upon the percentage of the calendar year that shall have elapsed through the date of your termination of employment, payable when such Bonus would have otherwise been payable had your employment not terminated, (C) the opportunity to exercise vested stock options and your stock options scheduled to vest during the year following such termination, for one year following such termination, (D) any accrued but unpaid compensation and employee benefits, if any, as to which you may be entitled under the employee compensation and benefit plans of the Company. Following such termination of your employment due to death or Disability, except as set forth in this Section, you will have no further rights to any compensation or any other benefits under this Agreement.

(c)                                  By the Company without Cause or Resignation for Good Reason.

(i)                                     Your employment hereunder may be terminated by the Company without Cause or by your resignation for Good Reason.

(ii)                                  For purposes of this Agreement, “Good Reason” shall mean:

(A)                      assignment of duties materially inconsistent with your position;

(B)                      any reduction in your Base Salary;

(C)                      failure of any successor to all or substantially all of the business of the Company to assume this Agreement to the extent such Agreement does not otherwise transfer by operation of law; or

(D)                      any material breach of the Agreement by the Company.

(iii)                               If your employment is terminated by the Company without Cause (other than by reason of death or Disability) or if you resign for Good Reason, you will be entitled to receive (v) within 30 business days after such termination, any accrued but unpaid Base Salary through the date of termination, (w) within 30 business days after such termination, any unpaid Bonus for the fiscal year prior to termination, (x) within 30 business days after such termination, a lump sum payment equal to One Times your Base Salary, (y) continued coverage under the Company’s welfare benefit plans available to senior executives for a period of twelve months or comparable coverage for such period and (z) any accrued but unpaid compensation and employee benefits, if any, as to which you may be entitled under the employee compensation and benefit plans of the Company.

(iv)                              If your employment is terminated by the Company without Cause (other than by reason of death or Disability) or if you resign for Good Reason within 12 months after a Change in Control (as defined below), you will be entitled to receive, in addition to your entitlements in (iii) above (w) within 30 business days after such termination, an additional lump sum payment equal to one-half of your Base Salary and (x) continued coverage under the Company welfare benefit plans available to senior executives for an additional six month period and (y) the value of full vesting of the unvested portion of your account balance under the Company’s 401(k) plan.

(v)                                 For purposes of this Agreement, “Change in Control” shall mean:

(A)                      any Person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d) and 14(d), and shall include a “group” as defined in Section 13(d)) (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company immediately prior to the occurrence with respect to which the evaluation is being made) becomes the Beneficial Owner (as defined in Rule 13d-3 of the Exchange Act) (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or any Significant Subsidiary (as defined below), representing 40% or more of the combined voting power of the Company’s or such Significant Subsidiary’s then-outstanding securities and is the largest shareholder of the Company;

(B)                               during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (A), (C), or (D) of this paragraph) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved but excluding for this purpose any such new director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, or partnership, group, associate or other entity or Person other than the Board , cease for any reason to constitute at least a majority of the Board;

(C)                               the consummation of a merger or consolidation of the Company or any subsidiary owning directly or indirectly all or substantially all of the consolidated assets of the Company (a “Significant Subsidiary”) with any other entity, other than a merger or consolidation which would result in the voting securities of the Company or a Significant Subsidiary outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation;

(D)                               the Company disposes of all or substantially all of the consolidated assets of the Company (other than such a sale or disposition immediately after which such assets will be owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the common stock of the Company immediately prior to such sale or disposition) in which case the Board shall determine the effective date of the Change in Control resulting there from.

(d)                                 Notice of Termination. Any purported termination of employment by the Company or by you (other than due to your death) shall be communicated by written Notice of Termination to the other party.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(e)                                  Release Condition.  Notwithstanding any other provision of this Agreement to the contrary, you acknowledge and agree that any and all severance payments and benefits, other than payment of any accrued but unpaid Base Salary through the date of such termination and any accrued but unpaid compensation and employee benefits as to which you may be entitled under the employee compensation and benefit plans of the Company, are conditioned upon and subject to your execution of a separation agreement and general waiver and release of claims in the form attached hereto as Exhibit A (the “Release”), except for such matters covered by provisions of this Agreement which expressly survive the termination of this Agreement, which Release must be delivered and not revoked within fifty-five (55) days following your termination of employment (the “Release Condition”).  Payments and benefits of amounts which do not constitute nonqualified deferred compensation and are not subject to Section 409A (as defined below) shall commence five (5) days after the Release Condition is satisfied and payments and benefits which are subject to Section 409A shall commence on the 60th day after termination of employment (subject to further delay, if required pursuant to Section 10 below) provided that the Release Condition is satisfied.

9. Prior Employment.  You represent that you will have delivered to the Company prior to your start date an accurate and complete copy of any and all agreements with any prior employer to which you continue to be subject. You represent that the execution by you of this Agreement and the performance by you of your obligations hereunder shall not conflict with, or result in a violation or breach of, any other agreement or arrangement, including, without limitation, any employment, consulting or non-competition agreement. You hereby agree to abide by the limitations on your conduct as set forth in any agreement between you and your prior employer.  In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.  You agree you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom or with respect to which you have any obligation of confidentiality.

10.  Section 409A.  For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time.  The parties intend that any amounts payable hereunder that could constitute “deferred compensation” within the meaning of Section 409A will be compliant with Section 409A.  Notwithstanding anything in this Agreement to the contrary, in the event that you are deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) and you are not “disabled” within the meaning of Section 409A(a)(2)(C), no payments hereunder that are “deferred compensation” subject to Section 409A shall be made to you prior to the date that is six (6) months after the date of your “separation from service” (as defined in Section 409A) or, if earlier, your date of death.  Following any applicable six (6) month delay, all such delayed payments will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day.  For purposes of Section 409A, each of the payments that may be made hereunder is designated as a separate payment.  For purposes of this Agreement, with respect to payments of any amounts that are considered to be “deferred compensation” subject to Section 409A, references to “termination of employment” (and substantially similar phrases) shall be interpreted and applied in a manner that is consistent with the requirements of Section 409A.  To the extent that any reimbursements pursuant to Section 3 are taxable to you, any such reimbursement payment due to you shall be paid to you as promptly as practicable consistent with the Employer’s practice following your appropriate itemization and substantiation of expenses incurred, and in all events on or before the last day of your taxable year following the taxable year in which the related expense was incurred.  The reimbursements pursuant to Section 3 are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that you receive in one taxable year shall not affect the amount of such benefits or reimbursements that you receive in any other taxable year.

11.  Restrictive Covenants.  You acknowledge and recognize the highly competitive nature of the businesses of the Company, and its subsidiaries and affiliates (collectively, the “Company Group”).  For purposes of this Agreement, “affiliate” means any person or entity that directly or indirectly, through one or more intermediaries, is controlled by or is under common control with the Company.  Accordingly, you agree as follows:

(i)                                     During the term of your employment with the Company Group, and for a period of one year following your termination of employment, unless such termination occurs within 12 months after a Change in Control (the “Restricted Period”), you will not, directly or indirectly, as an employee, agent, officer, director, consultant, owner, partner, shareholder or in any other individual or representative capacity:

a.              engage in or participate in any activity that competes directly or indirectly with any business conducted by the Company Group on the date of your termination as to which you engaged or participated in during your employment with the Company (including, without limitation, businesses which any member of the Company Group has specific plans to conduct in the future and as to which you are aware of such planning);

b.              interfere with business relationships (whether formed before or after the date of your termination of employment) between any member of the Company Group and any third party, including, without limitation, its customers, regulators, providers, agents, brokers and suppliers; or

c.               solicit any customer or prospective customer of the Company Group with whom you had direct or indirect contact within two years prior to the date of your termination with the Company with respect to business or services in competition with the business of the Company Group.

Notwithstanding anything to the contrary in this Agreement, you may, directly or indirectly, own securities of any person engaged in the business of any member of the Company Group which are publicly traded on a national or regional stock exchange or on the over-the-counter market if you (A) are not a controlling person of, or a member of a group which controls, such person and (B) do not, directly or indirectly, own 3% or more of any class of securities of such person.

(ii)                                  During the Restricted Period, you will not, directly or indirectly, solicit or encourage any employee of any member of the Company Group to leave the employment of any member of the Company Group.

(iii)                               You acknowledge that in connection with your employment, you will have access to and will learn information that is proprietary to, or confidential to the Company Group (collectively, “Confidential Information”).  You agree that you will not purposefully at any time, directly or indirectly, use, publish, communicate, describe, disseminate, or otherwise disclose Confidential Information to any person or entity.  The term Confidential Information shall include, without limitation, all information concerning Company’s products, procedures, policies, customers, members, providers, prospects, sales, prices, financial information, technical information, network information, employee information, marketing strategies, minutes of meetings and the terms of contracts with third parties.  The provisions of this section regarding Confidential Information shall survive the termination of this Agreement indefinitely.

It is expressly understood and agreed that although you and the Company consider the restrictions contained in this Section 11 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against you, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

12. General Provisions.

(a)                                 Your employment is contingent upon successful completion of a background and reference check.  We would caution you not to resign any current employment until you have received notification of successful completion of both.

(b)                                 We are required by law to confirm your eligibility for employment in the United States.  Thus, you will be asked to provide proof of your identity and eligibility to work in the U.S. on your start date.

(c)                                  If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, such provision will not be rendered void but will be deemed to be modified to the minimum extent necessary to remain in force and effect for the longest period and largest geographic area to the fullest extent permitted by law.

(d)                                 This Agreement and the terms of your employment will be governed by the laws of the State of New York, applicable to agreements made and to be performed entirely within such state.

(e)                                  This Agreement sets forth the entire agreement and understanding between the Company and you relating to your employment and supersedes all prior discussions between us.

(f)                                   This agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of and binding upon the Company and its respective successors and assigns.

(g)                                  All payments pursuant to this letter will be subject to applicable deductions and withholding taxes.

Please acknowledge and confirm your acceptance of this letter by, signing and returning one copy of this letter in its entirety to Tony L. Wolk.  Your new hire packet will provide you with further instructions for additional required paperwork.  We look forward to a mutually rewarding working arrangement.

UNIVERSAL AMERICAN CORP.

By:	/s/ Richard Barasch
Name: Richard Barasch
Date: 3/4/13

OFFER ACCEPTANCE:

I accept the terms and conditions of my employment with the Company as set forth herein.  I understand that this Agreement does not constitute a contract of employment for any specified period of time, and that either party, with or without cause and with or without notice, may terminate my employment relationship.

By:	/s/ Steven H. Black
Name: Steven H. Black
Date: 3/4/13

Exhibit 1

GENERAL RELEASE

This General Release (“Agreement”) is entered into by and between [Insert Name of Employee] (“Employee”) and Universal American Corp., a Delaware corporation (together with its subsidiaries and affiliates, the “Company”) (collectively referred to as “Parties”).  In exchange for the consideration, covenants, and promises set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.                                      Date of Termination; Conditions to Certain Benefits.  Employee’s employment with Company ended effective                    (“Separation Date”).  Employee understands that any payments or benefits paid or granted to him under Section 8 of the Employee’s Employment Agreement, dated [Insert Date of Employment Agreement] (the “Employment Letter”), represent, in part, consideration for signing this Agreement and are not salary, wages or benefits to which Employee was already entitled.  Employee understands and agrees that he will not receive the payments and benefits specified in Section 8 of the Agreement unless he executes this Agreement and does not revoke this Agreement within the time period permitted hereafter or breach this Agreement.  He also acknowledges and represents that he has received all payments and benefits that he is entitled to receive (as of the date hereof)  by virtue of his employment with the Company through the Separation Date, other than[Insert remaining obligations, if any].

2.                                      Release of Company by Employee.  In partial exchange for the payments and benefits provided under Section 8 of the Employment Letter, Employee (for himself and his heirs, executors, administrators, representatives, successors, and assigns), does hereby irrevocably and unconditionally release and forever discharge Company and its current and former parent entities, subsidiaries, affiliates, divisions, successors, assigns, officers, directors, employees, representatives or agents (collectively “Company Released Parties”) from any and all claims, charges, complaints, liabilities, allegations, demands, injuries, debts, breaches, violations, acts or omissions and causes of action, known or unknown, suspected or unsuspected, past or present, foreseen or unforeseen, in law or in equity, which Employee now has, ever had or may hereafter have against Company Released Parties arising out of, directly or indirectly, or in any way relating to, Employee’s employment with Company, the termination of such employment or the actions or inactions of any Company Released Party, including any claims pursuant to any local, state, federal or other laws, statutes or regulations, claims under any public policy, contract or tort, or under common law, or arising under any policies, practices or procedures of the Company (collectively “Claims”).  Employee represents to Company that he is the sole owner of any and all Claims that he is relinquishing by executing this Agreement and that no other person has any interest in any such Claims.  Employee represents that he has made no assignment or transfer of any right, claim, demand, cause of action or other matter covered by this Agreement.

3.                                      Waiver of Claims.  Employee affirms that he/she has not caused or permitted to be filed, nor will he cause or permit to be filed in any forum whatsoever, directly or indirectly, any Claim against Company Released Parties and that no Claim exists. Employee understands, acknowledges and agrees that he is waiving any and all Claims, which include without limitation, claims of wrongful discharge, breach of contract, lost wages, emotional distress, claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, as amended (“ADEA”), the Older Worker Benefit Protection Act (OWBPA),

the Federal Rehabilitation Act of 1973, the Equal Pay Act of 1963, the Employee Retirement Income Security Act of 1974 (ERISA), the American with Disabilities Act of 1990 (ADA), the Family and Medical Leave Act of 1993 (FMLA), the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, all Claims involving violations of Company’s rules, policies and procedures; wage and salary claims; discrimination on account of sex, religion, race, age, political ideas, social condition or origin, national origin, disability, genetic information, or any other federal, state, and local statutes, regulations, and judicial decisions protecting civil and employment rights.

The foregoing does not waive or release any rights or claims that Employee may have (a) under the Age Discrimination in Employment Act of 1967 which arise after the date he executes this Agreement, (b) with respect to any vested accrued benefits (including, but not limited to, 401 (k) or other vested retirement benefits) or (c) for claims which cannot be released as a matter of law.  Employee acknowledges and agrees that his separation from employment with the Company in accordance with the Employment Letter shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

In signing this Agreement, Employee acknowledges and intends that it shall be effective as a bar to each and every one of the Claims released herein. Employee expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims released herein. Employee acknowledges and agrees that this waiver is an essential and material term of this Agreement and that without such waiver the Company would not have agreed to the terms of the Agreement. Employee further agrees that in the event he should bring a Claim seeking damages against the Company, or in the event he should seek to recover against the Company in any Claim brought by a governmental agency on his behalf, this Agreement shall serve as a complete defense to such Claims. Employee represents that he is not aware of any pending charge or complaint of the type described herein as of the execution of this Agreement.

Employee agrees that he will forfeit all amounts payable by the Company pursuant to Section 8 of the Employment Letter if he challenges the validity of this Agreement and/or the release and waiver contained herein. Employee also agrees that if he violates this Agreement and/or the release and waiver contained herein by suing the Company or the other Company Released Parties, he will pay all costs and expenses of defending against the suit incurred by the Company Released Parties, including reasonable attorneys’ fees, and return all payments received by him pursuant to Section 8 of the Employment Letter.

Employee represents that he is not aware of any claim he has other than the claims that are released by this Agreement. Employee acknowledges that he may hereafter discover claims or facts in addition to or different than those which Employee now knows or believes to exist with respect to the subject matter of this Agreement which, if known or suspected at the time of entering into this Agreement, may have materially affected this Agreement and my decision to enter into it. Nevertheless, Employee hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts and Employee hereby expressly waives any and all rights and benefits confirmed upon him by the provisions of California Civil Code Section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Being aware of such provisions of law, Employee agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

4.                                      Non-Admission. Employee acknowledges that the entry of the Parties into this Agreement is not and shall not be construed to be an admission of any liability on the part of the Company or any Company Released Party.

5.                                      References.  To coordinate Company’s response to any inquiries from prospective employers seeking employment references concerning Employee, Employee agrees to direct such prospective employers exclusively to the Human Resources Department for the Company.  In response to reference requests, Company will only confirm Employee’s period of employment and the position Employee held while employed by Company.

6.                                      No Disclosure of Agreement. Employee and his attorney, if any, agree that unless compelled by legal process, it will not disclose to any third party (including, without limitation, any present or former employee of Company) and will keep confidential the fact or terms of this Agreement, including without limitation the amounts referred to in this Agreement.  Employee may disclose the terms to attorneys, accountants, immediate family members and other professional advisors to whom the disclosure is necessary to accomplish the purposes for which Employee contacted such advisors.

7.                                      Non-Competition and Non-Solicitation.  Employee acknowledges and agrees that he remains bound by the restrictive covenants set forth in the Employment Letter.

9.                                      Non-Disparagement and Cooperation Covenant.

a.              Employee will not take any action, legal or otherwise, which might embarrass, harass, or adversely affect Company, or which might in any way work to the detriment, directly or indirectly, of Company.  In particular and by way of illustration, not limitation, Employee will not directly or indirectly contact any current or former officer, employee, customer, member, provider, vendor or agent of Company, the press or media, any federal, state, or local governmental agency, or any other entity that has a business relationship with Company, in order to disparage the good reputation or business practices of any Company Released Party or for any other reason.  In addition, Employee represents and agrees that he will not disparage defame any Company Released Party after the date hereof.  The Company agrees that it will not disparage or defame Employee after the date hereof

b.              Employee will not voluntarily assist any current, former, or future employee of Company in any claim against any Company Released Party arising out of any relationship such person might have with such Company Released Party, and will refrain from giving any statements, sworn or otherwise, documents or other information to any such person or his representatives, except as may be compelled by a subpoena or other valid legal process. Employee agrees that he will provide assistance and support to Company with regards to any litigation currently pending or subsequently filed against Company (and its affiliates and subsidiaries) with respect to matters that occurred during Employee’s employment with Company.  Employee is not aware of any violation by any Company Released Party of any applicable laws, including CMS rules and regulations and other healthcare laws, and that prior to the Separation Date, he/she has had the opportunity to make Company aware of any such violations, if any.

10.                               Surrender of Company Property.  As of the Separation Date, Employee has returned all property of Company (“Company Property”), including without limitation, all keys, vehicles, computers, cellular phones, beepers, inventory, files, papers, disk drives credit cards, entry cards, SecurID card, ID badges, notes, financial information, information stored on computers and any confidential and proprietary information that is in Employee’s possession or control.

11.                               Complete and Final Resolution of Employment Claims.  On the Separation Date, all agreements, whether oral or written, between Employee and the Company automatically terminated.  Except as expressly provided in this Agreement, Employee acknowledges that he/she is not entitled to any wages, payments, benefits or other consideration or remuneration of any kind or nature and, effective on the Separation Date, ceased to participate in any Company sponsored plans and benefits.

12.                               Severability.  Whenever possible, each provision of this Agreement shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or its validity and enforceability in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13.                               Entire Agreement. This Agreement and the Employment Letter contain the entire agreement between the Parties and supersedes any and all prior agreements or understandings between the Parties arising out of or relating to the employment by Employee.  Employee acknowledges that no promises or representation were made to Employee by any person which do not appear in this Agreement or the Employment Letter and that Employee has not relied on any such promise or representation. This Agreement may not be modified, altered, or changed except upon express written consent of both Employee and the Company.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and signatures by fax or pdf/email shall count as originals for all purposes.

14.                               Review by Attorney and Review Period; Right to Revoke.  Employee is aware of his right and opportunity to consult with an attorney before signing this Agreement and he acknowledges that Company has advised him of such opportunity.  Employee has been advised that he has twenty-one (21) days from the date of receipt of this Agreement to consider all the provisions of this Agreement and Employee does hereby knowingly and voluntarily waive said given twenty-one (21) day period.  Employee shall have seven (7) days from the date of the execution of this Agreement by him to revoke this Agreement (including, without limitation, any and all claims arising under ADEA) and that neither Company nor any other person is obligated to provide any payments or benefits to you pursuant to this Agreement (or Section 8 of the Employee Letter) until eight (8) days have passed since his signing of this Agreement without having revoked this Agreement (by sending written notice of such revocation to the General Counsel of Universal American Corp. at its principal executive offices).  If Employee revokes this Agreement, he will be deemed not to have accepted the terms of this Agreement, and no action will be required of Company under any section of this Agreement.

15.                               Knowing and Voluntary Acceptance. Employee further acknowledges that he has read and fully understands the meaning and intent of all the provisions and terms of this Agreement, including the final binding effect of the release and waiver of rights under this Agreement.  Having read this Agreement, Employee states and affirms that he is entering into this Agreement knowingly and voluntarily and that no promises, representations, or inducements not expressly stated in this Agreement were made to him, which caused him to sign this Agreement.

16.                               Choice of Law.  The terms and conditions of this Agreement shall be governed and construed and interpreted in accordance with the laws of the State of New York.

17.                               Waiver of Jury Trial.  The Parties hereby knowingly, voluntarily, and intentionally waive any right either may have to a trial by jury with respect to any litigation related to or arising out of, under, or in conjunction either with this Agreement, or with Employee’s employment with the Company and subsequent termination of employment.

Upon acceptance of this Agreement, please sign in the space provided below and return the original to                       , Title, Human Resources, at Universal American Corp., address.

I ACKNOWLEDGE THAT I HAVE READ AND FULLY UNDERSTAND THE MEANING AND INTENT OF ALL THE PROVISIONS AND TERMS OF THIS AGREEMENT, INCLUDING THE FINAL BINDING EFFECT OF THE RELEASE AND WAIVER OF RIGHTS UNDER THIS AGREEMENT.  HAVING READ THIS AGREEMENT, I STATE AND AFFIRM THAT I AM ENTERING INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY AND THAT NO PROMISES, REPRESENTATIONS, OR INDUCEMENTS NOT EXPRESSLY STATED IN THIS AGREEMENT WERE MADE TO ME, WHICH CAUSED ME TO SIGN THIS AGREEMENT. I VOLUNTARILY CONSENT TO THIS AGREEMENT.  I AM AWARE OF MY RIGHT AND HAVE HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT AND I ACKNOWLEDGE THAT COMPANY HAS ADVISED ME OF SUCH OPPORTUNITY.

Date	Employee